Exhibit (a)(5)(G)

GINGKO ACQUISITION CORP. SUCCESSFULLY CLOSES TENDER OFFER
FOR INFORMATION RESOURCES; GINGKO ACQUISITION CORP. ALSO
ANNOUNCES SUBSEQUENT OFFERING PERIOD

PALO ALTO, Calif. – November 3, 2003 – Gingko Acquisition Corp. (Gingko) announced today that it had accepted for payment all of the approximately 19,366,962 shares of common stock of Information Resources, Inc. (IRI) (Nasdaq: IRIC) that were validly tendered into its tender offer, and not withdrawn, by midnight, New York City time, on the expiration date for that offer of October 31, 2003.The tendering of shares in this amount satisfied the condition to completion of Gingko’s tender offer that at least 16,000,000 of the outstanding shares of IRI common stock be tendered.

        Romesh Wadhwani, Managing Partner of Symphony Technology Group which formed Gingko for purposes of making the tender offer, said, “We are pleased to report that Gingko has successfully acquired more than 62% of IRI’s outstanding common stock in its tender offer for IRI common shares. In particular, IRI’s customers can now rest assured that the uncertainty surrounding this acquisition is over, that Symphony is fully committed to strengthening IRI and to ensuring that IRI will deliver its mission of providing market data, enterprise software and analytic services that will set a new standard for coverage and currency and that will enable superior market insights and maximum business performance for CPG manufacturers and retailers. Symphony is also looking forward to working with IRI employees and supporting them in the exciting opportunity of taking IRI to the next level. Finally, we urge all remaining IRI shareholders to tender their shares into the subsequent offering period that we are announcing today, so that they can receive Gingko’s offer price for their shares more quickly.”

Pursuant to Rule 14d-11 of the Securities Exchange Act of 1934, Gingko has elected to provide a subsequent offering period, which commences today and will expire at 12:00 midnight New York City time on November 21, 2003. IRI stockholders who have not yet tendered their shares may do so at any time before the expiration of the subsequent offering period. All shares properly tendered during the subsequent offering period will be accepted, and tendering stockholders will be issued one CVR per tendered share and be paid $3.30 per share in cash promptly following acceptance, the same consideration paid in the original offering period. No shares tendered in the subsequent offering period may be withdrawn after having been tendered.

After the expiration of the subsequent offering period, IRI and Gingko Acquisition Corp. will merge, with IRI as the surviving company becoming a wholly owned subsidiary of Gingko Corporation. If Gingko owns at least 90% of the then outstanding IRI common stock at the expiration of the subsequent offering period (or a sufficient number to permit Gingko to exercise
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its top-up option under its merger agreement with IRI), then the merger may be accomplished without a vote of IRI stockholders via the short-form merger procedures prescribed under Delaware law. If less than 90% (or such number) of the outstanding IRI shares are then owned by Gingko, then Gingko will be required to call for a special meeting of stockholders to approve the merger, a process that will require 60 to 90 days due to SEC and state law requirements. Following this merger, all remaining IRI stockholders who did not tender their shares in the tender offer or the subsequent offering period and do not properly exercise and perfect appraisal rights will receive the same CVR per share and $3.30 per share in cash that were issued and paid in the tender offer. Thereafter, Gingko will promptly mail relevant information to these stockholders on how to receive payment for their shares.

Gingko also announced that IRI and Gingko had respectively selected Joseph P. Durrett, Eileen Kamerick, William Chisholm and Bryan Taylor to serve as the initial rights agents under the Contingent Value Rights Agreement that has been entered into by the parties. Joseph P. Durrett and Eileen Kamerick, the designees of IRI, will be the CVR Rights Agents (as defined in the Contingent Value Rights Agreement), and William Chisholm and Bryan Taylor, Gingko’s designees, will be the Parent Rights Agents. Each of these individuals has the rights and responsibilities described more fully in the Contingent Value Rights Agreement. As required under the Contingent Value Rights Agreement, these individuals will select a fifth person to serve as the Independent Rights Agent in accordance with the terms and conditions of that agreement.

For More Information

For more information, please contact the Information Agent for the offer, MacKenzie Partners, Inc. at 800-322-2885 or 212-929-5500, attn: Dan Burch, Bob Marese or Charles Koons.

About Gingko Acquisition Corp.

Gingko Acquisition Corp. is a company formed by Symphony Technology II-A, L.P. and affiliates of Tennenbaum & Co., LLC.

About Symphony Technology Group, LLC

Symphony is a leading investor in enterprise software and services companies. Led by entrepreneurs and executives with strong track records and deep experience in strategy and operations, Symphony invests in companies that are or can become market leaders. Symphony applies its strategic and operational expertise and capital to enable the business transformation of its portfolio companies.

Through its portfolio company, SymphonyRPM, Symphony also provides proprietary performance management solutions and software for the real-time enterprise: solutions that can help CPG manufacturers and retailers deliver the business outcomes they most care about such as revenue, margins and customer satisfaction by enabling and automating the analysis, and

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integration of enormous quantities of data from retailers and from internal ERP and legacy systems, by making it easier to expand the use of marketing data throughout the company, and by linking marketing decisions to sales, operations and overall financial performance. More information is available at www.symphonytg.com.

About Tennenbaum Capital Partners, LLC

Tennenbaum Capital Partners, LLC is a private investment company based in Los Angeles that invests across the capital structure in both debt and equity of publicly traded and private companies. The firm currently has approximately $1.7 billion in long-term capital under management and primarily invests in companies in transition where traditional sources of capital are not readily available. More information is available at www.tennenco.com.

About IRI

IRI is a leading provider of UPC scanner- and panel-based business solutions to the consumer packaged goods and healthcare industries, offering services in the U.S., Europe and other international markets. IRI supplies CPG and pharmaceutical manufacturers, retailers, and brokers with information and analysis critical to their sales, marketing, and supply chain operations. IRI provides services designed to deliver value through an enhanced understanding of the consumer to a majority of the Fortune 500 companies in the CPG industry. More information is available at www.infores.com.

Media Contact Information

Gingko or Symphony
Bill Chisholm
650-935-9500
bill@symphonytg.com

MacKenzie Partners
Charlie Koons
212-929-5500
ckoons@mackenziepartners.com

Certain Additional Information for Stockholders

The solicitation and offer to purchase Information Resources, Inc. common stock is only made pursuant to the Offer to Purchase dated September 8, 2003 and related materials (including the Registration Statement on Form S-4 and preliminary prospectus dated September 8, 2003 of Information Resources, Inc. Litigation Contingent Payment Rights Trust), each as amended from time to time. Stockholders should read these materials carefully because they contain important information, including the terms and conditions of the tender offer. Stockholders can obtain the Offer to Purchase and related materials at no cost from the SEC's website at www.sec.gov or from MacKenzie Partners, the Information Agent for the tender offer.

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Forward-Looking Statements

This document contains certain forward-looking statements about IRI, Gingko and/or the ACNielsen lawsuit and the CVRs. When used in this document, the words “anticipates”, “may”, “can”, “believes”, “expects”, “projects”, “intends”, “likely”, and similar expressions (and any statements at all relating to CVR or lawsuit proceeds and taxes at the time of any CVR distribution) as they relate to IRI, Gingko, the management of either such company, the transaction, the ACNielsen lawsuit or the CVRs are intended to identify those assertions as forward-looking statements. In making any such statements, the person making them believes that its expectations are based on reasonable assumptions. However, any such statement may be influenced by factors that could cause actual outcomes and results to be materially different from those projected or anticipated. These forward-looking statements are subject to numerous risks and uncertainties. There are various important factors that could cause actual results to differ materially from those in any such forward-looking statements, many of which are beyond the control of IRI, Gingko, and Symphony, including: the impact of general economic conditions in regions in which IRI currently does business, industry conditions, including competition, data availability and cost and the ability to renew existing customer contracts and relationships; fluctuations in exchange rates and currency values; capital expenditure requirements; legislative or regulatory requirements, changes in the tax laws, interest rates; access to capital markets; and the timing of and any value to be received in connection with the ACNielsen lawsuit and the CVRs. The actual results or performance by IRI or Gingko, and the actual proceeds (if any) to be received by IRI in respect of the ACNielsen lawsuit or the CVRs, could differ materially from those expressed in, or implied by, these forward-looking statements. Accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations and financial condition of IRI or Gingko or the outcome of the ACNielsen lawsuit or the proceeds to be received in respect of the CVRs.

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